Exhibit 4(h)

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

100 MOTOR PARKWAY

HAUPPAUGE, NY 11788

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT SCHEDULE SUPPLEMENT

Annuity Number: [001-00001]

Effective Date of the Rider: [Issue Date of the Annuity]

Rider Death Benefit Target Date:

[One Owner: [Later of the Annuity anniversary coinciding with or next following the current Owner’s [80]th birthday or the [5]th Annuity anniversary following the Effective Date of the Rider]

More than One Owner: [Later of the Annuity anniversary coinciding with or next following the older current Owner’s [80] th birthday or the [5] th Annuity anniversary following the Effective Date of the Rider]

The Owner is not a natural person: [Later of the Annuity anniversary coinciding with or next following the current Annuitant’s [80] th birthday or the [5] th Annuity anniversary following the Effective Date of the Rider]

Frequency of each Anniversary: [One year]

Charge for the Rider: [Assessed daily at the annual rate of [0.25]%]

[Charge for the Rider that would apply if no other Options were elected: [0.35]%]

Termination: [Elective termination is not available.]